UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 12, 2017

Safeguard Scientifics, Inc.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-5620	23-1609753
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 North Radnor-Chester Road, Suite 200, Radnor, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 610-293-0600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule l2b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

This Current Report on Form 8-K/A (this “Amendment”) amends our Current Report on Form 8-K dated May 12, 2017 (the “Original Form 8-K”). This Amendment, which is being filed to add additional summary information relating to the Loan Agreement (as defined below), amends and restates the Original Form 8-K in its entirety.

ITEM 1.01.	Entry into a Material Definitive Agreement.

Safeguard Scientifics, Inc. (“Safeguard”), and certain subsidiaries of Safeguard consisting of Safeguard Scientifics (Delaware), Inc., Safeguard Delaware, Inc., Safeguard Technologies, Inc., SFE Properties, Inc., Safeguard Capital Management, Inc., SSI Partnership Holdings, (Pennsylvania), Inc., SSI Management Company, Inc., Safeguard Fund Management, Inc., Safeguard Delaware II, Inc. and Safeguard PM SPV, Inc. (collectively, the “Guarantors”), entered into a Loan and Guaranty Agreement dated as of May 11, 2017 (the “Loan Agreement”), among Safeguard, the Guarantors and HPS Investment Partners, LLC (“HPS”).

As required by the Loan Agreement, Safeguard, the Guarantors and HPS also entered into a Pledge and Security Agreement dated as of May 11, 2017 (the “Security Agreement”).

Revolving First Lien Loan

Pursuant to the Loan Agreement, HPS will provide to Safeguard a revolving first lien loan in the principal amount of up to $75,000,000 (the “Loan”). The Loan is secured by all of Safeguard’s assets in accordance with the terms of the Loan Agreement and the Security Agreement.

Interest and Maturity

The Loan bears interest at a rate of either: (A) LIBOR plus 8.5% (subject to a LIBOR floor of 1%), payable on the last day of the interest period applicable to the LIBOR rate advance, or (B) 7.5% plus the greater of: 2%; the Federal Funds Rate plus 0.5%; LIBOR plus 1%; or the U.S. Prime Rate, payable monthly in arrears. The Loan is not amortized and matures on May 11, 2020. Interest payable under the Loan will reflect at least $50 million as being drawn and outstanding at all times during the term of the Loan.

Certain Closing Fees

The Loan Agreement requires the payment of a closing fee to HPS in the amount of 3.5% of the maximum principal amount of the Loan.

Certain Covenants

Safeguard is required to maintain a liquidity threshold of at least $20 million of unrestricted cash and a tangible net worth plus unrestricted cash of at least 1.75x the amount of the then outstanding Loan advances. In addition, Safeguard will be required to comply with certain diversification requirements and concentration limits with respect to Safeguard’s capital deployments to its partner companies.

Board Observation Rights

Subject to customary exclusions, HPS will have the right to have one representative attend (but have no right to vote at) meetings of Safeguard’s Board of Directors.

Events of Default

The Loan Agreement provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, failure to maintain an aggregate appraised value of Safeguard’s partner companies, plus qualified cash in excess of $20,000,000, of at least $350,000,000; nonpayment of principal or interest; defaults in, or failure to pay, certain other indebtedness; the rendering of judgments to pay certain amounts of money; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is not cured within the time periods specified (if any), HPS may declare the Loan to be immediately due and payable.

The information set forth above is qualified in its entirety by reference to the Loan Agreement and the Security Agreement attached hereto as Exhibits 10.1 and 10.2, respectively, which exhibits are incorporated herein by reference. A copy of the press release issued by Safeguard in connection with the Loan is attached hereto as Exhibit 99.1.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Loan and Guaranty Agreement dated as of May, 11, 2017 by and among HPS Investment Partners, LLC, Safeguard Scientifics, Inc. and certain of its wholly owned subsidiaries referenced above.*

10.2	Pledge and Security Agreement dated as of May, 11, 2017 by and among HPS Investment Partners, LLC, Safeguard Scientifics, Inc. and certain of its wholly owned subsidiaries referenced above.*

99.1	Press Release dated as of May, 11, 2017.*

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Dated: May 12, 2017	By:	/s/ BRIAN J. SISKO
Brian J. Sisko
Chief Operating Officer, Executive Vice President and Managing Director